Exhibit 10.1

Tyco International plc
9 Roszel Road
Princeton, NJ 08540

George Oliver
Ms. Judith Reinsdorf	Chief Executive Officer

September 1, 2016

Dear Judith:

We are pleased to offer you the position of Executive Vice President and General Counsel for the Combined Company created following the Merger of Johnson Controls, Inc. and Tyco International plc referred to below, reporting directly to the Chief Executive Officer of Johnson Controls.  Subject to the Relocation provision below, this position will be located in Milwaukee, Wisconsin. Your employment in this role is contingent upon the completion of the proposed merger between Johnson Controls, Inc. (“Johnson Controls”) and a subsidiary of Tyco International plc (“Tyco”, and such merger, the “Merger”), and  will commence upon the date on which the proposed Merger is completed (the “Closing Date”). Following the Merger, Tyco International plc will change its name to Johnson Controls plc and is referred to in this offer letter as the “Combined Company”. Following the Closing Date, you will be recommended to the Johnson Controls Board of Directors for election as an Executive Officer.

Base Salary

Effective beginning on the Closing Date, you will receive an annual base salary of $600,000.  Your salary will be paid according to the normal and customary payroll process for the Combined Company.

Annual Incentive Performance Program (AIPP)

Beginning with the 2017 fiscal year, you will be eligible to participate in the Annual Incentive Performance Program (AIPP) at a target of 80% of your annual base salary.  Determination of actual award levels relative to the target bonus will be based on actual performance, and awards will be paid in accordance with terms of the program adopted by the Combined Company.  Annual incentive payments to participants will be made in December of each year and will offer a deferred income option. In the event of your termination of employment with Johnson Controls for any reason other than “cause” prior to the end of fiscal 2017, you will be entitled to a pro rata portion of your AIPP (and if such a termination occurs after the end of the fiscal year and prior to payment, you will be entitled to an award that is not pro rated).

Long-Term Incentives

You will be eligible for a long-term incentive award of $2,000,000, comprised of grants of Restricted Share Units (25%), Performance Share Units (50%), and Share Options (25%), as described below. The terms of these awards will be set forth in award agreements, which will be on substantially the same terms as other similarly situated officers, and governed by the terms set forth therein. A summary of those terms is below.

•                  Restricted Share Units. You will be entitled to participate in the Combined Company’s Restricted Share Unit Program.  The grants, which will be made at the discretion of the Compensation Committee of the Board of Directors of the Combined Company (the “Compensation Committee”), generally occur annually in the beginning months of our fiscal year.  The fiscal year 2017 targeted value for your restricted share unit grant is $500,000.  Vesting occurs ratably at the rate of one-third of the total award per year, on each of the first three anniversaries of the grant of the award.  Restricted share units accumulate dividend equivalents while under restriction, which will become payable if and only if the underling share becomes vested.

•                  Performance Share Units. You will also be entitled to participate in the Combined Company’s long-term Performance Share Unit Program.  Like restricted share units, performance share grants, which are made at the discretion of the Compensation Committee, generally occur annually in the beginning months of our fiscal year. The fiscal year 2017 targeted value for Performance Share Units for your performance share unit grant is $1,000,000, but determination of actual award levels relative to the target bonus will be based on achievement of performance goals established by the

Compensation Committee at the time of grant, and awards will be paid in accordance with terms of the program adopted by the Combined Company.  Vesting occurs 100% following the three year performance period, based on achievement of the performance goals established by the Compensation Committee; however, Performance Share Units will vest on a pro rata basis in the event of your termination of employment with Johnson Controls for any reason other than “cause”.  Performance Share Units accumulate dividend equivalents while under restriction, which will become payable if and only if the underling share becomes vested.

•                  Share Options. Additionally, you will be entitled to participate in the Combined Company’s Share Option Program.  Share options grants, also made at the discretion of the Compensation Committee, are generally awarded in the beginning months of each fiscal year at the closing market price on the date of grant.  The fiscal year 2017 targeted value for share options for your grant is $500,000.  Grants vest 50% after two years and the remaining 50% after year three, and can be exercised up to 10 years from the date of grant.

Stock Ownership

As an executive of the Combined Company, you will be expected to accumulate ownership of Combined Company shares in accordance with the Combined Company’s share ownership policy, as in effect from time to time. Currently, the policy requires that you hold Combined Company shares having a value in the amount of three (3) times your base salary.  You will have five years to achieve that ownership level.  Under the current policy, shares you acquire through the Restricted Share Program, Performance Share Unit Program, and Share Option Program, and shares acquired or notionally invested under the Executive Deferred Compensation Plan, and investment options in any 401(k) plan, all count as shares of the Combined Company for purposes of this expectation.

Benefits

You will continue to participate in the employee benefits programs of Tyco until your relocation to Milwaukee.  In addition, you will be eligible for a contribution to the Tyco Supplemental Savings and Investment Plan equal to the contribution you would be entitled to as a participant in the Johnson Controls Retirement Income Contribution Plan.  You will be entitled to a number of company paid holidays and weeks of vacation each year that are consistent with other similarly situated officers.

Perquisites Allowance

In your new position, you will also be able to participate in the Flexible Perquisites Plan which provides you with up to 5% of your annual base salary each year to cover such personal expenses as financial planning and club dues.  Taxes on perquisite funds are the responsibility of the participant.

Relocation

This position is located in Milwaukee, Wisconsin, and you will be required to perform services in Milwaukee, Wisconsin on a permanent, full-time basis beginning on the first anniversary of the Merger (the “Required Relocation Date”). You will not be required to spend more than 50% of your time in Milwaukee during this period.  Tyco acknowledges and agrees that your principal place of business employment immediately preceding the Merger is Princeton, New Jersey and will continue to be Princeton, New Jersey until the Required Relocation Date, and further acknowledges and agrees that if you elect to resign prior to or within 90 days following the Required Relocation Date, such resignation shall constitute a “Good Reason Resignation” under the Tyco International Change in Control Severance Plan for Certain U.S. Officers and Executives (the “CIC Plan”).

Prior to the Required Relocation Date, your travel to and from Milwaukee, and the cost of your accommodations will be considered business travel, and therefore reimbursable.  To assist you with your move to the Milwaukee area, Johnson Controls will extend to you the executive relocation program administered by Brookfield.  This will include a home purchase option, and reimbursement for the movement of household goods, a trip to locate living quarters, relocation trip expenses and temporary living costs.  Please note that it is very important to not list your current property with a realtor without first working through the details with Brookfield.  We will provide you with a contact person from Brookfield who will support your relocation needs.  You will be expected to sign an agreement to reimburse the company for the relocation expenses incurred on your behalf should you voluntarily terminate your employment other than pursuant to a Good Reason Resignation within one year of your relocation date.

Retention Award

In recognition of the important role you will play following the Merger, you will be granted a restricted share unit award with respect to a number of shares having a value equal to $2,400,000. This award will be granted following completion of the Merger, and will vest in full on the two-year anniversary of the Closing Date.

If your employment is terminated by you as a result of a “Good Reason Resignation” or by the Company for any reason other than “Cause” (each as defined in the CIC Plan) prior to the two-year anniversary of the Closing Date, the award will vest on a pro rata basis, determined by a fraction, the numerator of which is the number of complete months of your employment from the Closing Date until the date of termination of your employment, and the denominator of which is 24. The retention award will be subject to the terms of a restricted share unit agreement, which will be provided to you separately.

Severance/Change in Control

After the Closing Date, you will continue to participate in the CIC Plan as an Eligible Employee (as defined in the CIC Plan) participating at the Band 0 CEO direct report level, on the terms set forth therein and as in effect as of the Closing Date (or modified in accordance with the terms of the CIC Plan). You shall be entitled to receive benefits under the CIC Plan following a Change in Control Termination (as defined in the CIC Plan), including upon a  Good Reason Resignation as set forth in Section 2.18 of the CIC Plan. You will also be entitled to participate in the Change in Control severance protection programs of the Combined Company (which are expected to be based on the change in control severance protection benefits provided by Johnson Controls) for any Change of Control (for purposes of such policy) of the Combined Company occurring after the Closing Date, on the same terms as other similarly situated officers.

We are confident that the combination of your work experiences and personal attributes will allow you to contribute and succeed as the Combined Company moves forward after the Closing Date.  Please do not hesitate to call me at 609-720-4259 if I can answer any questions or provide additional information or clarification. We look forward to your accepting our offer as soon as possible.  Please return a signed copy of this letter to signify your agreement with this offer.

Sincerely,

/s/George Oliver

George Oliver
Chief Executive Officer

Accepted:	/s/Judith Reinsdorf	Date:	September 1, 2016
Judith Reinsdorf